EXHIBIT 99.0



FOR IMMEDIATE RELEASE                          CONTACT: Glenn Bozarth
April 3, 2000                                           Mattel, Inc.
                                                        (310) 252-3521



              MATTEL TO SELL ITS SOFTWARE BUSINESS
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LOS ANGELES, April 3 -- Mattel, Inc. announced today that its
Board of Directors has retained Credit Suisse First Boston Corporation to sell its software business, which is comprised primarily of the assets of the former Learning Company. Mattel acquired the Learning Company in May, 1999 and has incurred substantial operating losses from this acquisition. The Board has made it clear that it does not intend to include in this transaction control of any Mattel brands.

The software business will be treated as a discontinued operation in the Company's financial statements effective March 31, 2000.

The Company has no present intention to issue any further comment on the status of the transaction until such time as a definitive agreement for the sale of the software business has been executed. There can be no assurances that any transaction will occur.

Mattel, Inc. is a worldwide leader in the design, manufacture and marketing of family products. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 foreign countries and sells its products in more than 150 nations throughout the world.

Note:
Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to sales levels, restructuring and integration charges, special charges, other non-recurring charges, cost savings, operating efficiencies and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.




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